CEDAR FAIR, L.P.




                               PRIVATE SHELF AGREEMENT






                                    $100,000,000


                               PRIVATE SHELF FACILITY







                             Dated as of August 24, 1994















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






                                  TABLE OF CONTENTS

                               (Not Part of Agreement)


                                                                       Page
                                                                       ----

          1.  AUTHORIZATION OF ISSUE OF NOTES.............................1

          2.  PURCHASE AND SALE OF NOTES..................................2

          3.  CONDITIONS OF CLOSING.......................................7

          4.  PREPAYMENTS.................................................8

          5.  AFFIRMATIVE COVENANTS......................................10

          6.  NEGATIVE COVENANTS.........................................13

          7.  EVENTS OF DEFAULT..........................................18

          8.  REPRESENTATIONS, COVENANTS AND WARRANTIES..................21

          9.  REPRESENTATIONS OF THE PURCHASERS..........................27

          10. DEFINITIONS................................................27

          11. MISCELLANEOUS..............................................38




          INFORMATION SCHEDULE

          EXHIBIT A  --  FORM OF PRIVATE SHELF NOTE

          EXHIBIT B  --  FORM OF REQUEST FOR PURCHASE

          EXHIBIT C  --  FORM OF CONFIRMATION OF ACCEPTANCE

          EXHIBIT D  --  FORM OF OPINION OF COMPANY'S COUNSEL

          EXHIBIT E  --  LIST OF AGREEMENTS LIMITING DEBT






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                                  CEDAR FAIR, L.P.
                                 One Causeway Drive
                                    P.O. Box 5006
                                Sandusky, Ohio 44871




                                                      As of August 24, 1994



          The Prudential Insurance Company
           of America ("Prudential")
          Each Prudential Affiliate (as hereinafter
            defined) which becomes bound by certain
            provisions of this Agreement as hereinafter
            provided (together with Prudential, the
            "Purchasers")
          c/o Prudential Capital Group
          Two Prudential Plaza
          Suite 5600
          Chicago, Illinois  60601


          Gentlemen:

               The undersigned, Cedar Fair, L.P., a Delaware limited partnership (herein called the "Company"), hereby agrees with you as follows:

               1. AUTHORIZATION OF ISSUE OF NOTES. The Company will authorize the issue of (but, except as provided in paragraph 2B(5), shall not be obligated to issue) its senior promissory notes (herein called the "Notes") in the aggregate principal amount of $100,000,000, to be dated the date of issue thereof, to mature, in the case of each Note so issued, no less than three years and no more than fifteen years after the date of original issuance thereof, to have a weighted average life of no more than twelve years, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum with respect to such Note, and to have such other particular terms, as shall be set forth in the applicable Confirmation of Acceptance delivered pursuant to paragraph 2B(5), and to be substantially in the form of Exhibit A attached hereto. The terms "Note" and "Notes" as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, and (v) the same interest payment periods, are herein called a "Series" of Notes.


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               2A.  [Intentionally Omitted.]

               2B.  PURCHASE AND SALE OF NOTES.

               2B(1). Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential and Prudential Affiliates from time to time, the purchase of Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Notes is herein called the "Facility". At any time, the aggregate principal amount of Notes stated in paragraph 1, minus the aggregate principal amount of Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time is herein called the "Available Facility Amount" at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF NOTES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

               2B(2). Issuance Period. Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the second anniversary of the date of this Agreement and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a notice stating that it elects to terminate the Facility (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Notes may be issued and sold pursuant to this Agreement is herein called the "Issuance Period".

               2B(3). Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Notes (each such request being herein called a "Request for Purchase"). Each Request for Purchase shall be made to Prudential by telecopier and confirmed by nationwide overnight delivery service, and shall (i) specify the aggregate principal amount of Notes covered thereby, which shall not be less than $10,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities and principal payment dates and amounts, (iii) specify the use of proceeds of such Notes,
          (iv) specify the proposed day for the closing of the purchase and sale of such Notes, which shall be a Business Day during the Issuance Period not less than 5 Business Days and not more than 25 Business Days after the Acceptance Day (if any) with respect


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          to such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in paragraph 8 are true on and as of the date of such Request for Purchase except to the extent of changes caused by the transactions herein contemplated and that there exists on the date of such Request for Purchase no Event of Default or Default and (vii) be substantially in the form of Exhibit B attached hereto. Each Request for Purchase shall be in writing and shall be deemed made when received by Prudential.

               2B(4). Rate Quotes. Not later than Three Business Days after the Company shall have given Prudential a Request for Purchase pursuant to paragraph 2B(3), Prudential may provide (by telephone promptly thereafter confirmed by telecopier, in each case no earlier than 9:30 A.M. and no later than 1:30 P.M. New York City local time) interest rate quotes for the several principal amounts, maturities, prepayment schedules and interest payment periods of Notes specified in such Request for Purchase. Each quote pursuant to this paragraph 2B(4) shall represent the fixed interest rate per annum payable on the outstanding principal balance of such Notes until such balance shall have become due and payable, at which Prudential or a Prudential Affiliate would be willing to purchase such Notes at 100% of the principal amount thereof.

               2B(5). Acceptance. Within 30 minutes after Prudential shall have provided any interest rate quotes pursuant to paragraph 2B(4) or such shorter period as Prudential may specify to the Company (such period herein called the "Acceptance Window"), the Company may, subject to paragraph 2B(6), elect to accept such interest rate quotes. Such election shall be made by an Authorized Officer of the Company notifying Prudential by telephone or telecopier within the Acceptance Window (but not earlier than 9:30 A.M. or later than 2:00 P.M., New York City local time) that the Company elects to accept such interest rate quotes, specifying the Note (each such Note being herein called an "Accepted Note") as to which such acceptance (herein called an "Acceptance") relates. The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the "Acceptance Day" for such Accepted Notes. Any interest rate quotes as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. Subject to paragraph 2B(6) and the other terms and conditions hereof, the Company agrees to sell to Prudential or a Prudential Affiliate, and Prudential agrees to purchase, or to cause the purchase by a Prudential Affiliate of, the Accepted Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the


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          form of Exhibit C attached hereto (herein called a "Confirmation of Acceptance").

               2B(6). Market Disruption. Notwithstanding the provisions of paragraph 2B(5), if Prudential shall have provided interest rate quotes pursuant to paragraph 2B(5) and thereafter, prior to the time an Acceptance with respect to such quotes shall have been notified to Prudential in accordance with paragraph 2B(5), there shall occur a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the market for U.S. Treasury securities or derivatives, then such interest rate quotes shall expire, and no purchase or sale of Notes hereunder shall be made based on such expired interest rate quotes. If the Company thereafter notifies Prudential of the Acceptance of any such interest rate quotes, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this paragraph 2B(6) are applicable with respect to such Acceptance.

               2B(7). Closing. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to Prudential or the Prudential Affiliate listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, Two Prudential Plaza, Suite 5600, Chicago, Illinois 60601, the Notes to be purchased by such Purchaser in the form of a single Accepted Note for the Accepted Notes which have exactly the same terms (or such greater number of Notes in authorized denominations as such Purchaser may request) dated the Closing Day and registered in such Purchaser's name, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company's account specified in the Request for Purchase of such Notes. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in this paragraph 2B(7), or any of the conditions specified in paragraph 3 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify such Purchaser in writing whether (x) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the "Rescheduled Closing Day") and certify to such Purchaser that the Company reasonably believes that it will be able to comply with the conditions set forth in paragraph 3 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with paragraph 2B(8)(ii) or (y) such closing is to be cancelled as provided in paragraph 2B(8)(iii). In the event that the Company shall fail to give such notice referred to in the preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that


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          such closing is to be cancelled as provided in paragraph
          2B(8)(iii).

               2B(8).  Fees.

               2B(8)(i) Facility Fee. The Company will pay to Prudential in immediately available funds a fee (herein called the "Facility Fee") on each Closing Day (other than the first such Closing Day, on which no Facility Fee shall be due) in an amount equal to 0.15% of the aggregate principal amount of Notes sold on such Closing Day.

               2B(8)(ii) Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note (other than the failure of a Purchaser to fund the purchase of an Accepted Note after all conditions to closing specified in paragraph 3 have been timely satisfied), the Company will pay to Prudential (for the benefit of the Purchasers) on the last Business Day of each calendar month, commencing with the first such day to occur more than 30 days after the Acceptance Day for such Accepted Note and ending with the last such day to occur prior to the Cancellation Date or the actual closing date of such purchase and sale, and on the Cancellation Date or actual closing date of such purchase and sale, a fee (herein called the "Delayed Delivery Fee") calculated as follows:

                             (BEY - MMY) X DTS/360 X PA

          where "BEY" means Bond Equivalent Yield, i.e., the bond equivalent yield per annum of such Accepted Note; "MMY" means Money Market Yield, i.e., the yield per annum on a commercial paper investment of the highest quality selected by Prudential on the date Prudential receives notice of the delay in the closing for such Accepted Notes having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day or Rescheduled Closing Days (a new alternative investment being selected by Prudential each time such closing is delayed); "DTS" means Days to Settlement, i.e., the number of actual days elapsed from and including the originally scheduled Closing Day with respect to such Accepted Note (in the case of the first such payment with respect to such Accepted Note) or from and including the date of the next preceding payment (in the case of any subsequent delayed delivery fee payment with respect to such Accepted Note) to but excluding the date of such payment; and "PA" means Principal Amount, i.e., the principal amount of the Accepted Note for which such calculation is being made. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with paragraph 2B(7).

               2B(8)(iii)  Cancellation Fee.  If the Company at any time


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          notifies Prudential in writing that the Company is cancelling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of paragraph 2B(7) that the closing of the purchase and sale of any Accepted Note is to be cancelled, or if the closing of the purchase and sale of any Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the "Cancellation Date"), the Company will pay to Prudential (for the benefit of the Purchasers) in immediately available funds an amount (the "Cancellation Fee") calculated as follows:

                                       PI X PA

          where "PI" means Price Increase, i.e., the quotient (expressed in decimals) obtained by dividing (a) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (b) such bid price; and "PA" has the meaning ascribed to it in paragraph 2B(8)(ii). The foregoing bid and ask prices shall be as reported by Telerate Systems, Inc. (or, if such data for any reason ceases to be available through Telerate Systems, Inc., any publicly available source of similar market data). Each price shall be based on a U.S. Treasury security having a par value of $100.00 and shall be rounded to the second decimal place. In no case shall the Cancellation Fee be less than zero.

               3. CONDITIONS OF CLOSING. The obligation of any Purchaser to purchase any Accepted Notes is subject to the satisfaction, on or before the applicable Closing Day for such Accepted Notes, of the following conditions:

               3A. Opinion of Company's Counsel. On each Closing Day, such Purchaser shall have received from Squire, Sanders & Dempsey, special counsel to the Company, or other counsel designated by the Company and acceptable to such Purchaser, a favorable opinion satisfactory to the Purchaser and substantially in the form of Exhibit D attached hereto and as to such other matters as such Purchaser may reasonably request. The Company hereby directs such counsel to deliver such opinion, and agrees that the issuance and sale of any Notes will constitute a reconfirmation of such direction.

               3B. Opinion of Purchaser's Special Counsel. Such Purchaser shall have received from James F. Evert, Assistant General Counsel of Prudential, or such other counsel who is acting as counsel for it in connection with this transaction, a favorable opinion satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request.


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               3C.  Representations and Warranties; No Default.  The
          representations and warranties contained in paragraph 8 shall be true on and as of the applicable Closing Day, except to the extent of changes caused by the transactions herein contemplated; there shall exist on the applicable Closing Day no Default or Event of Default (assuming, if no Note is outstanding on such Closing Day, that paragraph 6 hereof is then in effect); and the Company shall have delivered to each Purchaser an Officer's Certificate, dated the applicable Closing Day, to both such effects.

               3D. Fees. On or before each Closing Day, the Company shall have paid to Prudential any fee required by paragraphs 2B(8)(i) and 2B(8)(ii).

               3E. Purchase Permitted By Applicable Laws. The purchase of and payment for the Notes to be purchased on the applicable Closing Day on the terms and conditions herein provided (including the use of the proceeds of such Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject any Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as such Purchaser may reasonably request to establish compliance with this condition.

               3F. Proceedings. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

               4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and also under the circumstances set forth in paragraph 4B.

               4A. Required Prepayment of Notes. Until a Series of Notes shall be paid in full, such Series of Notes shall be subject to such required prepayments, if any, as are set forth in such Series of Notes. Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any scheduled prepayment as specified in each Series of Notes.

               4B. Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to optional prepayment, in whole or in part, in increments of $100,000, and in a minimum amount of $1,000,000, at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the


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          prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

               4C. Notice of Optional Prepayment. The Company shall give notice to the holder of each Note of a Series irrevocable written notice of any optional prepayment to be made pursuant to paragraph 4B with respect to such Series not less than 10 Business Days prior to the prepayment date, specifying (i) such prepayment date, (ii) the aggregate principal amount of the Notes of such Series to be prepaid on such date, (iii) the principal amount of the Notes of such holder to be prepaid on that date, and (iv) stating that such optional prepayment is to be made pursuant to paragraph 4B. Notice of optional prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the purchaser schedule attached to the applicable Confirmation of Acceptance or by notice in writing to the Company.

               4D. Application of Prepayments. In the case of each prepayment pursuant to paragraphs 4A or 4B of less than the entire unpaid principal amount of all outstanding Notes of any Series, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, for the purpose of this paragraph 4D only, all Notes of such Series prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraphs 4A or 4B) according to the respective unpaid principal amounts thereof.

               4E. Retirement of Notes. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, any Notes of any Series unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of the Notes of such Series held by each holder of Notes of such Series at the time outstanding upon the same terms and conditions. Any Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not


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          be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

               5.   AFFIRMATIVE COVENANTS.

               5A. Financial Statements. The Company covenants that it will deliver to each Significant Holder in triplicate:

                    (i) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, partners' equity or shareholders' equity (as the case may be) and cash flows of the Company and its Subsidiaries for (a) such quarterly period and (b) the period of four consecutive fiscal quarters ended on the last day of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year or years, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

                   (ii) as soon as practicable and in any event within 120 days after the end of each fiscal year, consolidated statements of income, partners' equity and cash flows of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s), and reported on by independent public accountants of recognized national standing selected by the Company whose report shall be without limitation as to scope of the audit and satisfactory in substance to the Required Holder(s); provided, however, that delivery pursuant to clause (iii) below of copies of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

                    (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as the Company shall send to its Limited Partners generally and copies of all registration statements (without exhibits), other than registration statements on Form S-8 or any successor form, and all reports which it files with the Securities and Exchange Commission (or any governmental body


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               or agency succeeding to the functions of the Securities and
               Exchange Commission); and

                    (iv) with reasonable promptness, such other financial data (including, without limitation, consolidating financial statements and a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary) as such Significant Holder may reasonably request.

          Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each Significant Holder an Officer's Certificate (a) setting forth (except to the extent specifically set forth in such financial statements) the aggregate amounts of interest accrued on Funded Debt and Current Debt of the Company and Subsidiaries during the fiscal period covered by such financial statements, and the aggregate amounts of depreciation on physical property charged on the books of the Company and Subsidiaries (if any) during such fiscal period, (b) demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with paragraph 6A(2) (including, without limitation, identification of the most recent forty-five consecutive day period at all times during which Consolidated Debt did not exceed 60% of Gross Worth) and, to the extent Debt secured by Liens described in clauses (v) and (vi) of paragraph 6A(1) exceeds $5,000,000, demonstrating compliance with clauses (v) and (vi) of paragraph 6A(1), in each case during and at the end of such fiscal period and (c) stating that there exists no Event of Default or Default or, if any Event of Default or Default exists, specifying the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause (ii) above, the Company will deliver to each Significant Holder a certificate of such accountants stating that, in making the audit necessary to the certification of such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof (provided that such accountants shall not be liable to anyone by reason of their failure to obtain knowledge of any such Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards).

               The Company also covenants that forthwith upon any Responsible Officer obtaining knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.




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
               5B. Inspection of Property. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such entities with the officers and directors of the Managing General Partner and the directors, officers and independent accountants of the Company, all at such reasonable times and as often as such Significant Holder may reasonably request.

               5C. Covenant to Secure Note Equally. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6A(1) (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured.

               5D. Information Required by Rule 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5D, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

               5E. Compliance With Environmental Laws. The Company will, and will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Laws, except where noncompliance would not materially adversely affect the business, condition (financial or other) or operations of the Company and its Subsidiaries taken as a whole.

               5F. Maintenance of Insurance. The Company covenants that it and each of its Subsidiaries will maintain insurance in such amounts and against such casualties, liabilities, risks, contingencies and hazards as is customarily maintained by other similarly situated companies operating similar businesses and, upon request of a Significant Holder, it will deliver an Officers' Certificate specifying the details of such insurance then in effect.



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
               6. NEGATIVE COVENANTS. The provisions of this paragraph 6 shall remain in effect so long as any Note shall remain outstanding or any other amount shall be owing hereunder.

               6A. Lien, Debt and Other Restrictions. The Company covenants that it will not and will not permit any Subsidiary to:

               6A(1). Liens. Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the provisions of paragraph 5C), except

                    (i) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings,

                    (ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

                    (iii)  subject to the limitation set forth in clause
               (iii) of paragraph 6A(2), Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary,

                    (iv) Liens consisting of Capitalized Leases if the Funded Debt represented by the related Capitalized Lease Obligations is permitted by paragraph 6A(2),

                    (v) any Lien existing on any property of any corporation at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary, or placed upon property at the time of acquisition by the Company or any Subsidiary to secure all or a portion of (or to secure Debt incurred to pay all or a portion of) the purchase price thereof, provided that (a) such property is not and shall not thereby become encumbered in an amount in excess of 80% of the lesser of the cost thereof or the fair value (as determined in good faith by the board of directors of the Managing General Partner or the Company, as the case may be) thereof at the time such corporation becomes a Subsidiary or at the time of acquisition of such property by the Company or a Subsidiary, as the case may be, (b) any such Lien shall not encumber any other property (except related replacement parts) of the Company or such Subsidiary, and (c) the aggregate amount of Debt secured by all such Liens and any



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

               Liens permitted by clause (iv) above and clause (vi) below at any one time outstanding shall be permitted by paragraph 6A(2), and

                    (vi) any Lien renewing, extending or refunding any Lien permitted by clause (v) above if the aggregate amount of Debt secured by all such Liens and any Lien permitted by clauses (iv) and (v) above at any one time outstanding shall be permitted by paragraph 6A(2), provided that the principal amount secured is not increased, and the Lien is not extended to other property;

               6A(2). Debt. Create, incur, assume, guarantee, suffer to exist, or otherwise be or become directly or indirectly liable for, any Funded or Current Debt, except

                    (i) Funded Debt of the Company represented by the Notes,

                    (ii) Funded or Current Debt of any Subsidiary to the Company,

                    (iii) Funded or Current Debt of any Subsidiary to any other Subsidiary, provided that no Subsidiary shall become liable for or suffer to exist any Debt permitted by this clause (iii) unless the Subsidiary to which such Debt is owed shall be free from any Debt to any Person other than the Company, and

                    (iv) other Debt of the Company or any Subsidiary; provided that (a) Consolidated Debt shall at no time exceed 70% of Gross Worth, (b) at all times during a period of at least forty-five consecutive days in each rolling twelve month period, Consolidated Debt shall not exceed 60% of Gross Worth and (c) Priority Debt shall at no time exceed 20% of Owners' Equity;

               6A(3). Loans, Advances, Investments and Contingent Liabilities. Make or permit to remain outstanding any loan or advance to, or guarantee, endorse or otherwise be or become contingently liable, directly or indirectly, in connection with the obligations, stock, or dividends of, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make or maintain any capital contribution to, any Person, except that the Company and its Subsidiaries may

                    (i) subject to paragraph 6A(2), make or permit to remain outstanding loans or advances to the Company or any Subsidiary,

                    (ii) subject to paragraph 6A(2), own, purchase or acquire stock, obligations or securities of a Subsidiary or


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
               of a corporation which immediately after such purchase or acquisition will be a Subsidiary,

                    (iii) acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary,

                    (iv) own, purchase or acquire commercial paper rated Prime-1 by Moody's Investors Service, Inc. or A-1 or better by Standard & Poor's Corporation on the date of acquisition and certificates of deposit of, bankers' acceptances issued by, and eurodollar deposits with United States commercial banks (having capital resources in excess of $100,000,000, and, in the case of eurodollar deposits, issued by such bank through its head office or a branch office in London or Tokyo), in each case due within one year from the date of acquisition and payable in the United States in United States dollars, obligations of the United States Government or any agency thereof backed by the full faith and credit of the United States Government, obligations guaranteed by the United States Government, and repurchase agreements of such banks for terms of less than one year in respect of the foregoing certificates and obligations,

                    (v) endorse negotiable instruments for collection in the ordinary course of business,

                    (vi) guarantee or otherwise become directly or indirectly liable for Debt to the extent the Debt is permitted by paragraph 6A(2) (including, without limitation, the limitation on Priority Debt set forth therein),

                    (vii) make or permit to remain outstanding travel, relocation and other like advances to officers and employees in the ordinary course of business, and

                    (viii) make or permit to remain outstanding any loans or advances to, any guarantees for the benefit of, or any investments in, any Person not otherwise permitted by this paragraph 6A(3) up to an aggregate amount which shall not exceed the principal amount of $10,000,000 at any one time outstanding;

               6A(4). Sale of Stock and Debt of Subsidiaries. Except to the Company or a 75%-owned Subsidiary, sell or otherwise dispose of, or part with control of, any shares of stock or Debt of any
          (i) Significant Subsidiary, or (ii) other Subsidiary, if at the time of such sale or other disposition, such other Subsidiary owns, directly or indirectly, any shares of stock or Debt of any Significant Subsidiary or any Debt of the Company;

               6A(5). Merger and Sale of Assets. Merge or consolidate with any corporation or sell, lease, transfer or otherwise dispose, in any single transaction or series of related


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

          transactions, of assets which shall have contributed 10% or more to Consolidated Pre-Tax Income for any of the three fiscal years then most recently ended, or assets whose aggregate fair value (as determined in good faith by the board of directors of the Managing General Partner or the Company, as the case may be) shall exceed 10% of Consolidated Net Assets, to any Person, except that

                    (i) any 75%-owned Subsidiary which is free from any Debt to any Person other than the Company may merge with any one or more other 75%-owned Subsidiaries which are free from any Debt to any Person other than the Company,

                    (ii) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Company or a 75%-owned Subsidiary,

                    (iii) any Subsidiary may sell or otherwise dispose of all or substantially all of its assets subject to the conditions specified in paragraph 6A(4) with respect to a sale of the stock of such Subsidiary,

                    (iv) the Company may enter into any merger in which it is the surviving entity, provided that no Default or Event of Default would exist immediately after giving effect thereto,

                    (v) the Company may, in the ordinary course of business, sell or otherwise dispose of (a) buildings and parcels of land not used in connection with the business of the Company or any Subsidiary and (b) vehicles, and

                    (vi) any Subsidiary may merge or consolidate with any other corporation, provided that, immediately after giving effect to such merger or consolidation, the continuing or surviving corporation of such merger or consolidation shall constitute a Subsidiary and no Default or Event of Default would exist;

               6A(6). Transactions with Related Persons. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Related Person, except (i) pursuant to the terms of the Partnership Agreement or (ii) on an arm's-length basis and on terms no less favorable to the Company and its Subsidiaries (as determined in good faith by the board of directors of the Managing General Partner or the Company, as the case may be) than terms which would have been obtainable from a Person other than a Related Person.

               6B. Issuance of Stock by Subsidiaries. The Company covenants that it will not permit any Subsidiary (either


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
          directly, or indirectly by the issuance of rights or options for, or securities convertible into, such shares or other equity interest) to issue, sell or otherwise dispose of any shares of any class of its stock or other equity interest (other than directors' qualifying shares) except to the Company or a 75%-owned Subsidiary.

               7.   EVENTS OF DEFAULT.

               7A. Acceleration. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

                    (i) the Company defaults in the payment of any principal of or Yield-Maintenance Amount on any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

                    (ii) the Company defaults in the payment of any interest on any Note for more than 10 days after the date due; or

                    (iii) the Company or any Subsidiary defaults in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event permitting acceleration (or sale to the Company or any Subsidiary) shall occur and be continuing exceeds $5,000,000; or

                    (iv) any representation or warranty made by the Company herein or in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or
                    (v) the Company fails to perform or observe any agreement contained in paragraph 6 hereof; or


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

                    (vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer has actual knowledge thereof; or

                    (vii) the Company or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

                    (viii) any decree or order for relief in respect of the Company or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "Bankruptcy Law"), of any jurisdiction; or

                    (ix) the Company or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Significant Subsidiary, or of any substantial part of the assets of the Company or any Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

                    (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Significant Subsidiary and the Company or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                    (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                    (xii) any order, judgment or decree is entered in any proceedings against the Company or any Significant Subsidiary decreeing a split-up of the Company or such Significant Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Significant Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Significant Subsidiaries (determined in


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
               accordance with generally accepted accounting principles) or which requires the divestiture of assets, or stock of a Significant Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Significant Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

                    (xiii) one or more final judgments for the payment of money, the uninsured portion of which in aggregate amount exceeds $5,000,000, is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, any such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or

                    (xiv) the Company or any ERISA Affiliate, in its capacity as an employer under a Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $5,000,000;

               then (a) if such event is an Event of Default specified in clause (i) or (ii) of this paragraph 7A, the holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company, (b) if such event is an Event of Default specified in clause (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and (c) with respect to any event constituting an Event of Default hereunder, the Required Holder(s) of the Notes of any Series may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of such Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each such Note, without presentment, demand, protest or additional notice of any kind, all of which are hereby waived by the Company.

               7B. Notice of Acceleration. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A the


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
          Company shall forthwith give written notice thereof to the holder of each Note of each Series at the time outstanding.

               7C. Other Remedies. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

               8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants as follows:

               8A. Organization and Qualification. The Company is a limited partnership duly organized and existing in good standing under the laws of the State of Delaware, has the power to own its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign limited partnership and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified under applicable law, except where the failure to be so qualified would not have a material adverse effect upon the Company. Each Subsidiary is a corporation duly organized and existing in good standing under the laws of its state of incorporation, has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it requires it to be so qualified under applicable law, except where the failure to be so qualified would not have a material adverse effect upon such Subsidiary. The Company has the power and authority to enter into, execute, deliver and perform this Agreement and the Notes; this Agreement constitutes the Company's valid and binding obligation; and each Note will upon its issuance constitute the Company's valid and binding obligation. The Partnership Agreement has been duly authorized, executed and delivered by the Partners, is a valid, legal and binding agreement of the Partners, and has been duly filed in all places where such filing is required.

               8B. Financial Statements. The Company has furnished each Purchaser of any Accepted Notes with the following financial statements, identified by a principal financial officer of the
          Company: (i) consolidated balance sheets of the Company and its Subsidiaries as at the last day in each of the five fiscal years


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          of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 120 days prior to such date for which audited financial statements have not been released) and consolidated statements of income, partners' equity and cash flows of the Company and its Subsidiaries for each such year, reported on by Arthur Andersen & Co. (or, with respect to years subsequent to 1993, by Arthur Andersen & Co. or other independent public accountants of recognized national standing); and (ii) consolidated balance sheets of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within 60 days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, partners' equity and cash flows for (a) such quarterly periods and (b) the period of four consecutive fiscal quarters ended on the last day of such quarterly periods, prepared by the Company. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and normal year-end adjustments), have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income, partners' equity and cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.

               8C. Actions Pending. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the elected officers of the Company or the Managing General Partner, threatened against the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any court, arbitrator or administrative or governmental body which individually or in aggregate might result in any material adverse change in the business, condition or operations of the Company and its Subsidiaries taken as a whole.

               8D. Outstanding Debt. Neither the Company nor any of its Subsidiaries has outstanding any Debt except as permitted by paragraph 6A(2). There exists no default under the provisions of any instrument evidencing such Debt or of any agreement relating thereto.



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
               8E. Title to Properties. The Company has and each of its Subsidiaries has good and marketable title to its respective real properties (other than properties which it leases) and good title to all of its other respective properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by paragraph 6A(1). All leases necessary in any material respect for the conduct of the business of the Company and its Subsidiaries taken as a whole are valid and subsisting and are in full force and effect.

               8F. Taxes. The Company has and each of its Subsidiaries has filed all Federal, State and other income tax returns which, to the best knowledge of the elected officers of the Company or the Managing General Partner, are required to be filed, and each has paid all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles.

               8G. Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any partnership agreement, charter or other partnership or corporate restriction which materially and adversely affects the business (as presently conducted), property, assets or financial condition of the Company and its Subsidiaries taken as a whole. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, the Partnership Agreement or the charter, by-laws or code of regulations of any Subsidiaries, any award of any arbitrator or any agreement (including any agreement with Partners or stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is a party or otherwise subject. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or any Subsidiary, any agreement relating thereto or any other contract or agreement (including the Partnership Agreement and, in the case of any Subsidiary, its charter) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company of the type to be evidenced by the Notes except (i) as of the date of this Agreement, as set forth in the agreements listed in Exhibit E attached hereto and (ii) as of any date subsequent to


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
          the date of this Agreement when this representation is repeated, as set forth in the agreements listed in Exhibit E or as theretofore disclosed to Prudential in a writing which by its terms modifies Exhibit E.

               8H. Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than institutional investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities of Blue Sky law of any applicable jurisdiction.

               8I. Regulation G, etc. Neither the Company nor any Subsidiary will, directly or indirectly, use any of the proceeds of the sale of the Notes for the purpose, whether immediate, incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock", or for any other purpose which might constitute any purchase and sale of Notes hereunder a "purpose credit", in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended). Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, as amended, in each case as in effect now or as the same may hereafter be in effect.

               8J. ERISA. No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan). No liability to the Pension Benefit Guaranty Corporation has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company or any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. Neither the Company, any Subsidiary nor any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would be materially adverse to the Company and its Subsidiaries taken as a whole. The execution and delivery of this Agreement and the issuance and sale of the Notes will not involve any transaction which is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the Code. The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation in


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
          paragraph 9B as to the source of the funds to be used to pay the purchase price of the Notes to be purchased.

               8K. Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

               8L. Environmental Compliance. The Company and its Subsidiaries are in substantial compliance with any and all Environmental Laws including, without limitation, all Environmental Laws in all jurisdictions in which any of them owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other wastes, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. No material litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, any real property in which any thereof holds or has held an interest or any past or present operation of any thereof. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or has occurred, on, under or to any real property in which the Company or any Subsidiary holds any interest or performs any of its operations, in violation of any Environmental Law the violation of which could reasonably be expected to have a material adverse effect on the Company or its Subsidiaries. As used in this paragraph, "litigation or proceeding" means any demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private person or entity or otherwise, and "material" means the measure of a matter or matters the exposure with respect to which individually or together with all other matters described exceeds or can reasonably be expected to exceed $2,500,000.

               8M. Investment Company Status. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended or an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.



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               8N.  Disclosure.  Neither this Agreement nor any other
          document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which materially adversely affects or in the future may (so far as the Company can now foresee) materially adversely affect the business, property, assets or financial condition of the Company and its Subsidiaries taken as a whole and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to any Purchaser by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby.

               8O. Hostile Tender Offers. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.

               9.   REPRESENTATIONS OF THE PURCHASERS.

               Each Purchaser represents as follows:

               9A. Nature of Purchase. Such Purchaser is not acquiring the Notes purchased by it hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser's property shall at all times be and remain within its control.

               9B. Source of Funds. No part of the funds used by such Purchaser to pay the purchase price of the Notes purchased by such Purchaser hereunder constitutes assets allocated to any separate account maintained by such Purchaser in which any employee benefit plan, other than employee benefit plans identified on a list which has been furnished by such Purchaser to the Company, participates to the extent of 10% or more. For the purpose of this paragraph 9B, the terms "separate account" and "employee benefit plan" shall have the respective meanings specified in section 3 of ERISA.

               10. DEFINITIONS. For the purpose of this Agreement, the terms defined in the text of any paragraph shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

               10A.  Yield-Maintenance Terms.

               "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

               "Called Principal" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to


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
          paragraph 4B (any partial prepayment being applied in satisfaction of required payments of principal in inverse order of their scheduled due dates) or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

               "Discounted Value" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (as converted to reflect the periodic basis on which interest on such Note is payable, if interest is payable other than on a semi-annual basis) equal to the Reinvestment Yield with respect to such Called Principal.

               "Reinvestment Yield" shall mean, with respect to the Called Principal of any Note, .50% plus the yield to maturity implied by
          (i) the yields reported, as of 10:00 A.M. (New York City local time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between reported yields.

               "Remaining Average Life" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

               "Remaining Scheduled Payments" shall mean, with respect to the Called Principal of any Note, all payments of such Called


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
          Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

               "Settlement Date" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

               "Yield-Maintenance Amount" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

               10B.  Other Terms.

               "Acceptance" shall have the meaning specified in paragraph
          2B(5).

               "Acceptance Day" shall have the meaning specified in paragraph 2B(5).

               "Acceptance Window" shall have the meaning specified in paragraph 2B(5).

               "Accepted Note" shall have the meaning specified in paragraph 2B(5).

               "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

               "Authorized Officer" shall mean (i) in the case of the Company, the chief executive officer, the chief financial officer and the treasurer of the Company or the Managing General Partner, as well as any vice president thereof designated as an "Authorized Officer" in the Information Schedule attached hereto or any vice president thereof designated as an "Authorized Officer" for the purpose of this Agreement in an Officer's Certificate executed by the Company's or Managing General Partner's chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its "Authorized Officer" in the Information Schedule or any officer of Prudential designated


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
          as its "Authorized Officer" for the purpose of this Agreement in a certificate executed by one of its Authorized Officers. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company or the Managing General Partner and whom Prudential in good faith believes to be an Authorized Officer of the Company or the Managing General Partner at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company or the Managing General Partner, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential, and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.

               "Available Facility Amount" shall have the meaning specified in paragraph 2B(1).

               "Bankruptcy Law" shall have the meaning specified in clause
          (viii) of paragraph 7A.

               "Cancellation Date" shall have the meaning specified in paragraph 2B(8)(iii).

               "Cancellation Fee" shall have the meaning specified in paragraph 2B(8)(iii).

               "Capitalized Lease" shall mean any lease if the obligation to make rental payments thereunder constitutes a Capitalized Lease Obligation.

               "Capitalized Lease Obligation" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

               "Closing Day" for any Accepted Note shall mean the Business Day specified for the closing of the purchase and sale of such
          Note in the Request for Purchase of such Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Note agree on an earlier Business Day for such closing, the "Closing Day" for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to paragraph 2B(7), the Closing Day for such Accepted Note, for all purposes of this Agreement except paragraph 2B(8)(ii), shall mean the Rescheduled Closing Day with respect to such Closing.

               "Code" shall mean the Internal Revenue Code of 1986, as


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
          amended.

               "Confirmation of Acceptance" shall have the meaning specified in paragraph 2B(5).

               "Consolidated Debt" shall mean, as of any time of determination thereof, the sum of (i) Debt of the Company and Subsidiaries determined on a consolidated basis and (ii) to the extent in excess of $5,000,000, Debt of the Company owed to Subsidiaries.

               "Consolidated Net Assets" shall mean, as of any time of determination thereof, with respect to the Company and Subsidiaries on a consolidated basis, their assets less, without duplication, all of their (i) current liabilities, (ii) asset, liability, contingency and other appropriate reserves, including reserves for depreciation and amortization expense and for deferred income taxes nd (iii) other liabilities.

               "Consolidated Pre-Tax Income" shall mean, for any period, the consolidated gross revenues of the Company and its Subsidiaries less all operating and nonoperating expenses of the Company and its Subsidiaries including current additions to reserves and all other charges of a proper character except current and deferred taxes on income, but not including in gross revenues any gains (nor in expenses any expenses or taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), any gains resulting from the write-up of assets, any equity of the Company or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, any earnings of any Person acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any year prior to the year of acquisition, or any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary.

               "Current Debt" shall mean, with respect to any Person, all Indebtedness of such Person for borrowed money which by its terms or by the terms of any instrument or agreement relating thereto matures on demand or within one year from the date of the creation thereof and is not directly or indirectly renewable or extendible at the option of the debtor to a date more than one year from the date of the creation thereof, provided that Indebtedness for borrowed money outstanding under a revolving credit or similar agreement which obligates the lender or lenders to extend credit over a period of more than one year shall constitute Funded Debt and not Current Debt, even though such Indebtedness by its terms matures on demand or within one year from the date of the creation thereof.

               "Debt" shall mean Funded Debt and Current Debt.



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
               "Delayed Delivery Fee" shall have the meaning specified in paragraph 2B(8)(ii).

               "Environmental Laws" shall mean all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, and any and all rules, regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered, promulgated or approved thereunder.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Affiliate" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

               "Event of Default" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

               "Facility" shall have the meanings specified in paragraph
          2B(1).

               "Facility Fee" shall have the meaning specified in paragraph 2B(8)(i).

               "Funded Debt" shall mean with respect to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, more than one year from, or is directly or indirectly renewable or extendible at the option of the debtor to a date more than one year (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year) from, the date of the creation thereof.

               "General Partners" shall mean collectively, the Managing General Partner and the Special General Partner, which are the


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
          general partners of the Company, and any Person substituted for or who succeeds either of them as a general partner pursuant to the terms of the Partnership Agreement, in each case in such capacity.

               "Gross Worth" shall mean, as of any time of determination thereof, the sum of Owners' Equity and Consolidated Debt.

               "Guarantee" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

               "Hedge Treasury Note(s)" shall mean, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.

               "Hostile Tender Offer" shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.

               "Indebtedness" shall mean, with respect to any Person, without duplication, (i) all items (excluding deferred compensation, items of contingency reserves and reserves for deferred income taxes) which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date on which Indebtedness is to be determined, (ii) all indebtedness secured by any Lien on any property or asset owned or held by such Person subject thereto, whether or not the indebtedness secured thereby shall have been assumed, and (iii) all indebtedness of others with respect to which such Person has become liable by way of Guarantee.

               "Issuance Period" shall have the meaning specified in paragraph 2B(2).

               "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

               "Limited Partner" shall mean any Person who is or shall become a limited partner of the Company, in such capacity.

               "Managing General Partner" shall mean Cedar Fair Management Company, an Ohio corporation, and its successors and assigns.

               "Multiemployer Plan" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

               "Note" and "Notes" shall have the meaning specified in paragraph 1.

               "Officer's Certificate" shall mean a certificate signed in the name of the Company by an Authorized Officer of the Company.

               "Owners' Equity" shall mean, as of any time of determination thereof, the partners' equity or shareholders' equity (as the case may be) of the Company.

               "Partner" shall mean any General Partner or any Limited
          Partner.

               "Partnership Agreement" shall mean the Third Amended and

          Restated Agreement of Limited Partnership of the Company, dated as of April 21, 1987, among Cedar Fair Management Company, Robert
          L. Munger, Jr., as General Partners, and the limited partners named therein, as the same has been and may be amended or supplemented from time to time.

               "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

               "Plan" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated which, together with the Company, is under common control, as described in section 414(b) or (c) of the Code.

               "Priority Debt" shall mean, as of any time of determination thereof, (i) Debt of any Subsidiary, other than Debt owed to the Company or another Subsidiary and (ii) Debt of the Company secured by any Lien.

               "Prudential" shall mean The Prudential Insurance Company of America.

               "Prudential Affiliate" shall mean any corporation or other entity all of the Voting Stock (or equivalent voting securities or interests) of which is owned by Prudential either directly or through Prudential Affiliates.

               "Purchaser(s)" shall mean Prudential and each Prudential Affiliate as purchaser of any Note.

               "Related Person" shall mean (i) any General Partner, (ii) any Person owning 10% or more of the depositary units representing limited partnership interests in the Company or
          (iii) any Affiliate of any Person described in clause (i) or
          (ii).

               "Request for Purchase" shall have the meaning specified in paragraph 2B(3).

               "Required Holder(s)" shall mean the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes, as the context may require, from time to time outstanding.

               "Rescheduled Closing Day" shall have the meaning specified in paragraph 2B(7).

               "Responsible Officer" shall mean the chief executive officer, chief operating officer, treasurer, chief financial


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          officer or chief accounting officer of the Company, general counsel of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

               "Securities Act" shall mean the Securities Act of 1933, as amended.

               "Series" shall have the meaning specified in paragraph 1.

               "Significant Holder" shall mean (i) Prudential and any other Purchaser, so long as Prudential or such Purchaser shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other holder of at least 5% of the aggregate principal amount of any Series of Notes from time to time outstanding.

               "Significant Subsidiary" shall mean any Subsidiary of the Company or any of its Subsidiaries, (i) having assets which shall have contributed 10% or more of Consolidated Pre-Tax Income for any of the three fiscal years then most recently ended, (ii) having assets whose aggregate fair value (as determined in good faith by the board of directors of the Managing General Partner or the Company, as the case may be) shall exceed 10% of the Consolidated Net Assets or (iii) the sale of which shall have a material adverse effect on the Company.

               "Special General Partner" shall mean CF Partners, a Delaware general partnership, and its successors and assigns.

               "Subsidiary" shall mean any corporation or partnership the majority of the stock of every class of which, except directors' qualifying shares, or the majority of equity interest in which shall, at the time as of which any determination is being made, be owned by the Company either directly or through Subsidiaries and "75%-owned Subsidiary" shall mean any corporation or partnership 75% of the stock of every class of which, except directors' qualifying shares, or 75% of the equity interest in which shall, at the time as of which any determination is being made, be owned by the Company either directly or through a 75%- owned Subsidiary.

               "Transferee" shall mean any direct or indirect transferee of all or any part of any Note purchased under this Agreement.

               "Voting Stock" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).


               10C. Accounting Principles, Terms and Determinations. All references in this Agreement to "generally accepted accounting


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          principles" shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied, in the case of any such unaudited financial statements, certificates and reports, on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

               11.   MISCELLANEOUS.

               11A. Note Payments. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal thereof and Yield-Maintenance Amount, if any, and interest thereon, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit to (i) the account or accounts as specified in the purchaser schedule attached to the applicable Confirmation of Acceptance or (ii) such other account or accounts in the United States as any Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as you have made in this paragraph 11A.

               11B. Expenses. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement, the transactions contemplated hereby and any subsequent proposed modification of, or proposed consent under, this Agreement, whether or not such proposed modification shall be effected or proposed consent granted, and
          (ii) the costs and expenses, including attorneys' fees, incurred by each Purchaser or any Transferee in enforcing (or in determining whether or in what manner to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser's or any Transferee's having acquired any Note,


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          including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

               11C. Consent to Amendments. This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) with the written consent of the holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding (and not without such written consents), the Notes of such Series may be amended or the provisions thereof waived to change the maturity thereof, to change or affect the principal thereof, or to change or affect the rate or time of payment of interest or Yield-Maintenance Amount payable with respect to the Notes of such Series, (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, (iii) with the written consent of Prudential (and not without the written consent of Prudential) the provisions of paragraph 2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver) and (iv) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of paragraphs 2 and 3 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

               11D.  Form, Registration, Transfer and Exchange of Notes;


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          Lost Notes.  The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.
          Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

               11E. Persons Deemed Owners; Participations. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and Yield-Maintenance Amount, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

               11F. Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of


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          any investigation made at any time by or on behalf of any
          Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

               11G. Successors and Assigns. All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

               11H. Notices. All written communications provided for hereunder (other than communications provided for under paragraph
          2) shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the purchaser schedule attached to the applicable Confirmation of Acceptance, or at such other address as any Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at Cedar Fair, L.P., One Causeway Drive, P.O. Box 5006, Sandusky, Ohio 44871, Attention: Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing. Any communication pursuant to paragraph 2 shall be made by the method specified for such communication in paragraph 2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is set forth on the Information Schedule attached hereto or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

               11I. Descriptive Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

               11J. Satisfaction Requirement. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to


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          any Purchaser, to any holder of Notes or to the Required
          Holder(s), the determination of such satisfaction shall be made by such Purchaser, such holder or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

               11K. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

               11L. Limited Liability of Partners. Anything in this Agreement or the Notes to the contrary notwithstanding, no recourse under or in respect of this Agreement or the Notes shall be had against any Partner, shareholder of a Partner or partner of a Partner by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of statute or otherwise, whether based on agency, deputization or otherwise, it being expressly agreed that no personal liability whatsoever shall attach to or be incurred by the Partners, shareholders of Partners or partners of Partners or any of them under or by reason of this Agreement or the Notes; provided that the foregoing limitation of liability shall in no way constitute a limitation on the right of the holders of the Notes to enforce their remedies against the Company's assets for the collection of amounts due and owing under the Notes or any other obligation of the Company contemplated by this Agreement. Each of the Notes shall contain a statement to the effect that the obligations of the Partners are limited as provided in this paragraph 11L.

               11M. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists.

                11N. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                11O. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal law of the State of Illinois.



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                11P.  Counterparts.  This Agreement may be executed
          simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                11Q. Binding Agreement. When this Agreement is executed and delivered by the Company and Prudential, it shall become a binding agreement between the Company and Prudential. This Agreement shall also inure to the benefit of each other Purchaser which shall have executed and delivered a Confirmation of Acceptance, and each such other Purchaser shall be bound by this Agreement to the extent provided in such Confirmation of Acceptance.

                                        Very truly yours,

                                        CEDAR FAIR, L.P.

                                        By: CEDAR FAIR MANAGEMENT COMPANY,
                                             Managing General Partner



                                        By:  Bruce A. Jackson
                                        Its:  Vice President - Finance



          The foregoing Agreement is
          hereby accepted as of the
          date first above written.

          THE PRUDENTIAL INSURANCE COMPANY
            OF AMERICA


          By: Jeffrey L. Dickson
          Title: Vice President
















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                                  CEDAR FAIR, L.P.

                                      SERIES A

                                     SENIOR NOTE



          No. A-1
          ORIGINAL PRINCIPAL AMOUNT:  $50,000,000
          ORIGINAL ISSUE DATE:  August 24, 1994
          INTEREST RATE:  8.43%
          INTEREST PAYMENT DATES: February 24 and August 24 of each year FINAL MATURITY DATE: August 24, 2006
          PRINCIPAL PREPAYMENT DATES AND AMOUNTS: $10,000,000 on August 24 of each year, commencing August 24, 2002 and through and including August 24, 2005



               FOR VALUE RECEIVED, the undersigned, Cedar Fair, L.P. (herein called the "Company"), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to The Prudential Insurance Company of America, or registered assigns, the principal sum of FIFTY MILLION DOLLARS, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof, with interest (computed on the basis of a 360-day year-- 30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of Yield-Maintenance Amount (as defined in the Agreement referenced below) and any overdue payment of interest, payable on each Interest Payment Date as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2% plus the Interest Rate specified above or (ii) 2% plus the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate.

               Payments of principal, Yield-Maintenance Amounts, if any, and interest are to be made at the main office of Morgan Guaranty Trust Company of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.



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               This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to a Private Shelf Agreement, dated as of August 24, 1994 (herein called the "Agreement"), between the Company, on the one hand, and The Prudential Insurance Company of America and each Prudential Affiliate (as defined in the Agreement) which becomes a party thereto, on the other hand, and is entitled to the benefits thereof. As provided in the Agreement, this Note is subject to prepayment, in whole or from time to time in part, in some cases without the Yield-Maintenance Amount and in other cases with the Yield-Maintenance Amount (if any) specified in the Agreement.

               This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registra-tion of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

               In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

               The obligations of the Partners (as defined in the Agreement) with respect to this Note are limited as provided in paragraph 11L of the Agreement.

               This Note is intended to be performed in the State of Illinois and shall be construed and enforced in accordance with the internal law of such State.



                                        CEDAR FAIR, L.P.

                                        By: CEDAR FAIR MANAGEMENT COMPANY,
                                             Managing General Partner




                                        By:  Bruce A. Jackson
                                        Title: Vice President - Finance






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